File No. 70-8651

                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549
                 ----------------------------------------------

                                   FORM U-1/A
                                 AMENDMENT NO. 3
                                      UNDER
                 THE PUBLIC UTILITY HOLDING COMPANY ACT OF 1935
                 ----------------------------------------------

 Names of Companies filing this statement and addresses of principal executive offices:

                          National Fuel Resources, Inc.
                                 478 Main Street
                             Buffalo, New York 14202
                 ----------------------------------------------

                     Name of Top Registered Holding Company:

                            NATIONAL FUEL GAS COMPANY

                    Names and Addresses of Agent for Service:

                          Robert J. Kreppel, President
                          National Fuel Resources, Inc.
                                 478 Main Street
                             Buffalo, New York 14202

                                 David F. Smith
                               10 Lafayette Square
                             Buffalo, New York 14203


It is respectfully requested that the Commission send copies of all notices, orders and communications to:

                              Kyle G. Storie, Esq.
                               10 Lafayette Square
                             Buffalo, New York 14203

                    The subject U-1 is hereby amended as follows:

                    The second  sentence of the second to the last  paragraph of
Item 1. (Description of Proposed Transactions) is deleted and replaced with "In addition, NFR requests that the Commission reserve jurisdiction over any of the proposed energy marketing/brokering and related activities described herein by NFR to customers outside the United States pending completion of the record in this proceeding.4"
                                   SIGNATURES
                    Pursuant to the requirements of the Public Utility Holding Company Act of 1935, the undersigned company has duly caused this Amendment to the Application-Declaration to be signed on its behalf by the undersigned thereunto duly authorized.

Dated:  February 11, 1997


                                           NATIONAL FUEL RESOURCES, INC.



                                           By: /s/Robert J. Kreppel
                                               Robert J. Kreppel
                                               President